                                                                  EXHIBIT 10.11


March 2, 1999


Mr. Wayne Saunders
40 Birchmont Street
Tingsboro, MA  01879


Dear Wayne:

         Breakaway Solutions Inc. (the "Company") is pleased to offer to employ you, effective March 29, 1999 as the Vice President of the CMS Service Line. You will undertake the duties and responsibilities inherent in the position and such other duties and responsibilities as the Company's Board of Directors or its designee shall from time to time reasonably assign to you. In addition, you agree to devote your entire business time, attention and energies to the business and interests of the Company during your employment.

         You are to abide by the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion).

         Your salary for this position will be paid at the rate of $8,750.00 per pay period (which is equivalent to an annual base salary of $210,000 paid out over 24 pay periods per year), in accordance with the semi-monthly payment schedule now being employed by the Company.

         In addition, you will participate in the Breakaway Profit Sharing Plan on the same basis as other executives at your level. The company has put a plan into effect that would make you and all other such executives eligible for an annual bonus of 30% of annual salary at the specified profit target. The actual bonus dollar amounts will thus be tied to the Company's performance.

         It has been recommended to the Company's Board of Directors that you be granted incentive stock options and non-qualified stock options to acquire 220,000 shares of the Company's common stock. The stock options will be granted at the fair market value determined by the Board of Directors on the date of the grant and will be subject to a four year vesting schedule, with 25% vesting after 12 months from the date of grant. The remaining shares will vest on a monthly over 3 years commencing one year from the date of grant. The specific provisions of this grant, including vesting, exercise and rights upon the termination of your employment will be governed by the terms of the Company's 1998 Stock Plan.

         Upon fulfillment of the necessary eligibility requirements, you will be eligible to participate in the employee benefit programs that the Company offers to its employees.

A summary of the Company's benefit plans is included with this letter. Full descriptions of the benefit plans currently being offered are available in our Human Resources Department. These plans may, from time to time, be amended or terminated by the Company in its sole discretion with or without prior notice.

         In addition, the Company will provide to your parking adjacent to the Company's office where you work at, at the Company's expense. You will be reimbursed in accordance with standard company policy for expenses incurred in the performance of your work, including without limitation portable phone charges, gas mileage incurred on company business, and travel and subsistence on business trips.

         Attached for your review, as Attachment A, is the Breakaway Solutions, Inc. Non-Disclosur, Non-Competition, Non-Solicitation and Assignment Agreement (the "Non-Compete Agreement"). This offer of employment is conditioned on your signing that agreement and your continuing to abide thereafter by its terms. In making this offer, you have expressly represented and warranted to the Company, and the Company understands, that your are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duites as an amployee of the Company.

         The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

         The Company reserves the right to review the compensation (including salary and bonus) and benefits it offers to you and to adjust them from time to time in its sole discretion. It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time. Nothing in the Company's offer to you of compensation (including salary or bonus), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship. This agreement and the Noncompete Agreement are executed as instruments "under seal" under Massachusetts law and they and your employment relationship with the Company are governed by the laws of the Commonwealth of Massachusetts. You expressly consent to submit to jurisdiction and venue in the Massachusetts state or federal courts, where any matters arising related to your employment shall be litigated.

         This letter and the Noncompete Agreement constitute the entire agreement between you and the Company with respect to your employment. In the event of any conflict between those documents and the rules, regulations, instructions, personnel practices and policies of the Company (as amended from time to time in the Company's sole discretion), this letter and the Noncompete agreement shall control, and in the event of any conflict between the terms of this letter and the Noncompete Agreement, the terms of this letter shall control.

        Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it in the enclosed envelope.

         We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Gordon Brooks
------------------------------
Gordon Brooks
President and Chief Executive Offer



Agreed:  /s/ Wayne Saunders                                      March 8, 1999
        ---------------------                              ---------------------
            Wayne Saunders                                          Date